EXHIBIT 99.1

ENGlobal Announces Process Analytical Award Valued at $7 million

HOUSTON, November 29, 2016 (MARKETWIRE) -- ENGlobal (Nasdaq: ENG), a leading provider of engineering and automation services, today announced a new project award valued at approximately $7 million. ENGlobal’s Automation business segment has been selected as the supplier of Analytical Process Control Equipment for a major chemical complex on the U.S. Gulf Coast. These control systems will provide information regarding critical feedback on product quality and information regarding safe operating conditions for the facility. Design of these systems has commenced, with project execution being scheduled over the next 18 months.

William A. Coskey, P.E., CEO of ENGlobal stated, “This important award illustrates a general uptick in activity we’ve recently experienced in our business. As one data point, the Company’s overall backlog has increased approximately 20% thus far in the fourth quarter of 2016, with all ENGlobal business units experiencing backlog growth during this period. We’re encouraged by this recent trend, and the size and breadth of the proposal opportunities we’re currently seeing.”

About ENGlobal

ENGlobal (Nasdaq: ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal’s Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal’s Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company’s expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENGlobal’s filings with the Securities and Exchange Commission, including the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

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Contact:

Mark Hess

Phone: 281-878-1040

E-mail: IR@ENGlobal.com